Exhibit 99
AUDITED FINANCIAL STATEMENTS
Genesco Employee Stock Purchase Plan
As of January 31, 2009 and February 2, 2008 and for Each of the Three Fiscal
Years in the Period Ended January 31, 2009 with
Report of Independent Registered Public Accounting Firm

Genesco Employee Stock Purchase Plan
Audited Financial Statements
January 31, 2009 and February 2, 2008

Report of Independent Registered Public Accounting Firm
To the Participants and Administrator
of the Genesco Employee Stock Purchase Plan
We have audited the accompanying statements of financial condition of the Genesco Employee Stock Purchase Plan as of January 31, 2009 and February 2, 2008 and the related statements of income and changes in plan equity for each of the three fiscal years in the period ended January 31, 2009. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Plan’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial condition of the Genesco Employee Stock Purchase Plan at January 31, 2009 and February 2, 2008, and the income and changes in plan equity for each of the three fiscal years in the period ended January 31, 2009, in conformity with U. S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Nashville, Tennessee
March 30, 2009

Genesco Employee Stock Purchase Plan
Statements of Financial Condition

	January 31,	February 2,
Assets	2009	2008

Due from Genesco Inc.	$53,590	$-0-

Total Assets	$53,590	$-0-

Liabilities and Plan Equity

Plan equity	$53,590	$-0-

Total Liabilities and Plan Equity	$53,590	$-0-

See accompanying notes.

Genesco Employee Stock Purchase Plan
Statements of Income and Changes in Plan Equity

	For the Fiscal Year Ended
	January 31,	February 2,	February 3,
	2009	2008	2007

Employee contributions	$121,300	$185,981	$391,239
Options exercised	(54,420)	(210,920)	(320,485)
Distributions to withdrawn participants	(13,290)	(98,228)	(93,847)

Net increase (decrease) in plan equity	53,590	(123,167)	(23,093)
Plan equity at beginning of year	-0-	123,167	146,260

Plan Equity at End of Year	$53,590	$-0-	$123,167

See accompanying notes.

Genesco Employee Stock Purchase Plan
Notes to Financial Statements
Note 1
Summary of Significant Accounting Policies

Basis of Accounting
The records of the Genesco Employee Stock Purchase Plan (the “Plan”) are prepared on the accrual basis of accounting.
Administrative Expenses
All expenses incurred in administration of the Plan are paid by Genesco Inc. (the “Company”) and are excluded from these financial statements.
Use of Estimates
The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires Plan management to make estimates that affect the reported amounts of Plan assets and liabilities and disclosure of any contingent assets and liabilities at the date of the financial statements and the reported amounts of changes in Plan equity during the period. Actual results could differ from those estimates and the differences could be material.
Note 2
The Plan

Background and Summary
The following description of the Plan provides only general information. Participants should refer to the Plan document for a more complete description of the Plan’s provisions.
The Plan became effective October 1, 1995 to advance the interests of the Company and its shareholders by attracting and retaining qualified employees and by encouraging them to identify with shareholder interests through the acquisition of shares of the Company’s common stock.
On June 17, 2007, the Company entered into the Agreement and Plan of Merger (the “Merger Agreement”) with The Finish Line, Inc. (“Finish Line”), in which Finish Line agreed to purchase all of the outstanding shares of the Company. As a result of the then-pending Merger Agreement, the Company amended the Plan effective September 28, 2007 to suspend participant contributions to the Plan, to suspend any future Plan years and option periods, and to terminate the Plan upon the effective time of the Merger Agreement. The amended Plan also stated that if the Merger Agreement was terminated for any reason prior to the effective date, a new Plan year and option period shall begin and participant contributions shall recommence, on the first day of the month following the month in which the termination occurs. The Merger Agreement was terminated in March 2008. A new short Plan year commenced on April 1, 2008.
Eligibility
Each employee who is not a highly compensated employee as described in Section 414(a) of the Internal Revenue Code of 1986 (“the Code”), and whose customary employment is greater that 20 hours per week and greater than five months per year is eligible to participate in the Plan if the employee has been employed by the Company for at least six months prior to the grant date. The Plan excludes statutory insiders and five percent shareholders.

Genesco Employee Stock Purchase Plan
Notes to Financial Statements (Continued)
Note 2
The Plan, Continued

Contributions
Contributions to the Plan are solely from participating employees of the Company who, through after-tax payroll deductions, may use their contributions to purchase common stock of the Company at the end of a one-year option period. The maximum number of shares available to any participant is the lesser of 2,000 a year or that number of shares equal to $10,000 divided by the closing market price of the common stock on the grant date or the exercise date. The maximum contribution is the lesser of $9,500 a year or 15% of the participant’s base pay as of October 1. The minimum contribution is $250 per participant per year. Shares will be purchased September 30 of the year following the October 1 grant date. The initial grant date was October 1, 1995.
Effective as of October 1, 2005, the Company adopted a Safe Harbor Plan. Under the Safe Harbor Plan, the participant will purchase shares of the Company’s common stock at 95% of the market price on the exercise date. Prior to October 1, 2005, the Plan allowed participants to purchase shares of the Company’s common stock at the lesser of 85% of the market value on the grant date or the exercise date. Options are to be granted each year through and including October 1, 2007, unless the board of directors, at its discretion, determines in advance that no options are to be granted. The cumulative number of shares which may be purchased under the Plan is 1,000,000. The options granted and rights thereto may not be sold, assigned, pledged or otherwise transferred. No participant contributions were accepted by the Company under the Plan, as amended, from September 28, 2007 through March 31, 2008. Contributions began again April 1, 2008 with the beginning of a new short Plan year as a result of the termination of the Merger Agreement.
Participant Accounts
Periodically throughout the year, each participant is provided with statements reflecting the value of his or her account. Participant contributions are held by the Company, which has an unsecured obligation to the Plan.
At the exercise date, the Company issues stock that is transferred to a brokerage firm and distributed according to the number of options exercised by each participant.
Vesting
Participants are 100% vested in the value of their account and may withdraw from the Plan at any time except during the period September 15 through September 30, which is the time that preparations are made for the issuance of the stock each year.
If a participant is terminated for any reason other than retirement, disability or death, the participant’s involvement in the Plan and any unexercised options automatically terminate, and the participant will receive the account balance in cash.
Termination of the Plan
The Company reserves the right to terminate the Plan at any time. In the event of Plan termination, the balance of each participant’s account shall be paid in cash as soon as is reasonably practical.

Genesco Employee Stock Purchase Plan
Notes to Financial Statements (Continued)
Note 2
The Plan, Continued

Plan Administrator
The Plan is to be administered by the compensation committee of the Company’s board of directors or another designee of the board of directors.
Income Tax Status
The Plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Code, as amended. Issuance of shares under this Plan are not intended to result in taxable income to participants in the Plan based on provisions of the Code. Accordingly, no income will result for federal income tax purposes when an option is granted or exercised; however, income may result upon disposition of the stock. Management believes that the Plan is operating in compliance with the Code and, therefore, no provision for income taxes has been reflected in the accompanying financial statements.
Note 3
Options to Purchase Company Stock

Due to the Plan amendment effective September 28, 2007, the Plan applied accumulated contributions of persons participating in the Plan on September 28, 2008 to purchase company common stock. A new short Plan year began April 1, 2008.

		Option Period
		10/01/08	04/01/08	10/01/06
		to	to	to
Options to Purchase Company Stock	Total	09/30/09	09/30/08	09/30/07

Estimated options granted — October 1, 2006	8,427	-0-	-0-	8,427
Additional options granted at exercise date	-0-	-0-	-0-	-0-
Options exercised	-0-	-0-	-0-	-0-
Options withdrawn	(258)	-0-	-0-	(258)

Options outstanding, February 3, 2007	8,169	-0-	-0-	8,169

Less options granted at exercise date	(1,561)	-0-	-0-	(1,561)
Options exercised	(4,813)	-0-	-0-	(4,813)
Options withdrawn	(1,795)	-0-	-0-	(1,795)

Options outstanding, February 2, 2008	-0-	-0-	-0-	-0-

Estimated options granted — April 1, 2008	2,003	-0-	2,003	-0-
Estimated options granted — October 1, 2008	9,567	9,567	-0-	-0-
Less options granted at exercise date	(49)	-0-	(49)	-0-
Options exercised	(1,711)	-0-	(1,711)	-0-
Options withdrawn	(243)	-0-	(243)	-0-

Options outstanding, January 31, 2009	9,567	9,567	-0-	-0-

The cumulative options exercised as of January 31, 2009 are 672,802.

Genesco Employee Stock Purchase Plan
Notes to Financial Statements (Continued)
Note 3
Options to Purchase Company Stock, Continued

Option Period
	10/01/08	04/01/08	10/01/06
	to	to	to
	09/30/09	09/30/08	09/30/07
Date of grant	10/1/08	4/1/08	10/1/06
Exercise date	9/30/09	9/30/08	9/30/07
95% of fair market value of stock at date of exercise	na	$31.81	$43.82
At the beginning of each option period, the Company estimates the number of options to be granted based on participant contributions and the current stock price. At the end of the option period, the Company grants options to each plan participant. In the event plan contributions, withdrawals or the stock price are different than originally estimated, additional or fewer options may be granted at the end of the option period (exercise date).

		Option Period
		10/01/08	04/01/08	10/01/06
		to	to	to
Number of Participants	Total	09/30/09	09/30/08	09/30/07

Enrollment — October 1, 2006	360	-0-	-0-	360
Exercised options	-0-	-0-	-0-	-0-
Withdrawn	(7)	-0-	-0-	(7)

Active, February 3, 2007	353	-0-	-0-	353

Exercised options	(205)	-0-	-0-	(205)
Withdrawn	(148)	-0-	-0-	(148)

Active, February 2, 2008	-0-	-0-	-0-	-0-

Enrollment — April 1, 2008	131	-0-	131	-0-
Enrollment — October 1, 2008	162	162	-0-	-0-
Exercised options	(110)	-0-	(110)	-0-
Withdrawn	(21)	-0-	(21)	-0-

Active, January 31, 2009	162	162	-0-	-0-